EXHIBIT 99

NEWS RELEASE

For more information, contact:

Steve Albright	or:	Fred Nielson	Barry Murov
Chief Financial Officer		Investor Relations	Media Relations
(636) 733-1305		(636) 733-1314	(636) 733-1303

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Fourth-Quarter and
Full-Year Financial Results for 2009

CHESTERFIELD, Mo., Feb. 25, 2010 – Reliv International, Inc. (NASDAQ:RELV), a nutrition and direct selling company, today reported its fourth-quarter and full-year 2009 earnings.  Earnings per share increased in the fourth quarter of 2009 compared to the same quarter in 2008.

Fourth-quarter results

Net sales for the fourth quarter of 2009 equaled $20.7 million, a decline of 6.5 percent compared to the fourth quarter of 2008.  Net sales in the United States for the fourth quarter of 2009 totaled $17.8 million, a decline of 8.7 percent compared to the same quarter in 2008.  Sales outside of the U.S. rose 9.6 percent in the quarter to $2.9 million.  Approximately 75 percent of the increase in international sales was due to foreign currency fluctuations.

Net income for the quarter more than tripled to $769,000 compared to $250,000 for the same period of 2008.  Earnings per share increased from $0.02 to $0.06 in the respective quarters.  Both net income and earnings per share in the fourth quarter of 2008 were reduced by investment losses on a private equity fund and other investments.

Income from operations in the fourth quarter equaled $1.1 million, a decline of 18.2 percent compared to the fourth quarter of 2008.

Full-year results

Net sales for 2009 were $85.4 million compared to $98.2 million in 2008.  U.S. net sales in 2009 totaled $75.0 million, down 12.1 percent compared to 2008 net sales.  International net sales, at $10.4 million, were down 19.2 percent in 2009 compared to 2008.  Approximately 50 percent of the decrease was due to currency fluctuations.

Net income for 2009 equaled $2.5 million or $0.20 per diluted share, compared to $2.9 million or $0.19 per diluted share in 2008.  Earnings per share in 2009 benefited from a significant repurchase of stock during the year.  Earnings per share and net income in 2008, as noted above, were reduced by investment losses.

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Reliv International, Inc. and Subsidiaries
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Net cash generated from operating activities in 2009 was $5.5 million compared to $3.7 million for 2008.  Reliv had cash and cash equivalents of $5.8 million as of Dec. 31, 2009.

New distributor enrollments were up for both the fourth quarter and the full year of 2009.  Quarterly enrollments rose nearly 19 percent compared to the fourth quarter of 2008.  For 2009, new enrollments rose approximately 9.4 percent over sponsoring in 2008.

As of Dec. 31, 2009, Reliv had approximately 67,940 distributors, up approximately 1 percent from Dec. 31, 2008.  The number of U.S. distributors as of Dec. 31, 2009, was 54,040, representing a 1.1 percent increase from the end of 2008.  Reliv distributors outside of the United States totaled 13,900 as of Dec. 31, 2009, up slightly compared to Dec. 31, 2008.

Robert L. Montgomery, chairman, president and chief executive officer, said, “The recession continued to negatively affect our distributors and customers in the fourth quarter, but the impact wasn’t as dramatic as in the first three quarters of the year.”

Montgomery said, “We slowed the rate of our sales decline significantly in the fourth quarter, reflecting a smaller decline in the size of average orders in the quarter.  Our goal, of course, is to turn that into growth in 2010,” he added.

“We have a stable and slightly growing distributor base,” Montgomery said.  “We’ve kept costs under control so that when sales increase, we should see a solid increase in net income as well.  I’m confident in our 2010 growth strategy to increase our brand awareness by emphasizing the role of Reliv supplements in living a healthy, active lifestyle.”

Montgomery said, “The basics of our business remain strong.  Reliv makes nutrition simple.  Our science-based nutritional supplements are second to none, and we offer our distributors an outstanding business opportunity.”

Reliv will host a conference call to discuss fourth-quarter and year-end earnings with investors at 2:00 p.m. Eastern Time on February 25th.  The dial-in number for investors is 866-510-0707.  The participant passcode is 96177508.  To register, please call in 15 minutes prior to start of the call.  A replay of this call will be available beginning today at 4 p.m. Eastern for one week by telephone calling 888-286-8010 and using the passcode 97161311.  A live web cast of this call will be available through the Investor Relations section of Reliv’s Web site: http://www.reliv.com/US/EN/Conference%20Calls%20Presentations.html. An online archive of the broadcast will be available on Reliv’s Web site in the Investor Relations section 24 hours after the call concludes.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of 67,940 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries
ADD TWO

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)

Assets
Current assets:
Cash and cash equivalents	$5,760,913	$4,460,637
Accounts and notes receivable, less allowances of
$59,700 in 2009 and $10,200 in 2008	326,022	494,689
Accounts due from employees and distributors	78,500	241,532
Inventories	5,084,404	6,221,954
Other current assets	979,333	2,176,802
Total current assets	12,229,172	13,595,614

Other assets	1,569,079	1,220,546
Accounts due from employees and distributors	-	164,462
Intangible assets, net	1,991,497	-

Net property, plant and equipment	8,364,685	8,912,157

Total assets	$24,154,433	$23,892,779

Liabilities and stockholders’ equity

Total current liabilities	$6,761,481	$7,350,199
Long-term debt, less current maturities	4,719,542	-
Other non-current liabilities	406,544	434,990

Total stockholders’ equity	12,266,866	16,107,590

Total liabilities and stockholders’ equity	$24,154,433	$23,892,779

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Reliv International, Inc. and Subsidiaries
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Consolidated Statements of Operations

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Product sales	$18,328,386	$19,629,188	$75,845,599	$87,348,915
Handling & freight income	2,341,037	2,473,727	9,553,471	10,845,903

Net sales	20,669,423	22,102,915	85,399,070	98,194,818

Costs and expenses:
Cost of products sold	4,061,813	4,026,823	16,862,622	17,437,133
Distributor royalties and commissions	7,691,726	8,342,155	32,172,148	38,207,889
Selling, general and administrative	7,832,051	8,408,865	32,557,704	36,881,041
Total costs and expenses	19,585,590	20,777,843	81,592,474	92,526,063

Income from operations	1,083,833	1,325,072	3,806,596	5,668,755

Other income (expense):
Interest income	6,754	28,164	52,292	328,057
Interest expense	(60,738)	(5,922)	(173,867)	(37,327)
Loss on limited partnership investment	-	(335,520)	-	(595,887)
Other income (expense)	97,513	(875)	300,260	30,353
Income before income taxes	1,127,362	1,010,919	3,985,281	5,393,951
Provision for income taxes	358,000	761,000	1,470,000	2,513,000

Net income	$769,362	$249,919	$2,515,281	$2,880,951

Earnings per common share - Basic	$0.06	$0.02	$0.20	$0.19
Weighted average shares	12,230,000	14,367,000	12,894,000	15,213,000

Earnings per common share - Diluted	$0.06	$0.02	$0.20	$0.19
Weighted average shares	12,230,000	14,369,000	12,894,000	15,223,000

Cash dividends declared per common share	$0.02	$0.05	$0.07	$0.10

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Reliv International, Inc. and Subsidiaries
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Net sales by Market
(in thousands)
	Three months ended December 31,				Change From Prior Year
	2009		2008
	Amount	% of sales	Amount	% of sales	Amount	%

United States	17,760	85.9%	19,448	88.0%	(1,688)	-8.7%
Australia/New Zealand	787	3.8%	585	2.6%	202	34.5%
Canada	472	2.3%	359	1.6%	113	31.5%
Mexico	353	1.7%	274	1.2%	79	28.8%
Europe	408	2.0%	302	1.4%	106	35.1%
Asia	889	4.3%	1,135	5.2%	(246)	-21.7%

Consolidated total	20,669	100.0%	22,103	100.0%	(1,434)	-6.5%

Net sales by Market
(in thousands)
	Year ended December 31,				Change From Prior Year
	2009		2008
	Amount	% of sales	Amount	% of sales	Amount	%

United States	75,041	87.9%	85,382	87.0%	(10,341)	-12.1%
Australia/New Zealand	2,459	2.9%	2,681	2.7%	(222)	-8.3%
Canada	1,548	1.8%	1,660	1.7%	(112)	-6.7%
Mexico	1,371	1.6%	1,543	1.6%	(172)	-11.1%
Europe	1,335	1.5%	1,528	1.5%	(193)	-12.6%
Asia	3,645	4.3%	5,401	5.5%	(1,756)	-32.5%

Consolidated total	85,399	100.0%	98,195	100.0%	(12,796)	-13.0%

The following table sets forth, as of December 31, 2009 and 2008, the number of our active distributors and Master Affiliates and above.
The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews its distributorship during the prior twelve months. Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliates and above in their downline organization.
Growth in the number of active distributors and Master Affiliates and above is a key factor in continuing the growth of our business.

Active Distributors and Master Affiliates and above by Market

	As of 12/31/2009		As of 12/31/2008		Change in %
	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above	Active Distributors	Master Affiliates and Above

United States	54,040	8,640	53,450	10,910	1.1%	-20.8%
Australia/New Zealand	2,540	210	2,390	240	6.3%	-12.5%
Canada	1,170	140	1,260	170	-7.1%	-17.6%
Mexico	2,200	260	1,480	240	48.6%	8.3%
Europe	1,150	180	1,100	200	4.5%	-10.0%
Asia	6,840	720	7,660	1,040	-10.7%	-30.8%

Consolidated total	67,940	10,150	67,340	12,800	0.9%	-20.7%

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